                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 0-10430

                        DE ANZA PROPERTIES - XII, LTD.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      9171 WILSHIRE BOULEVARD, SUITE 627
                        BEVERLY HILLS, CALIFORNIA 90210
                                (310) 550-1111
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
--------------------------------------------------------------------------------
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [X]
               Rule 12g-4(a)(1)(ii) [X]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [X]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 1,630

Pursuant to the requirements of the Securities Exchange Act of 1934, DE ANZA PROPERTIES - XII, LTD. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: December 28, 1998

By:  De Anza Corporation, Operating General Partner
     /s/ Michael D. Gelfand
     ----------------------
     Michael D. Gelfand
     President and Chief Financial Officer